Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

ASPIRA WOMEN’S HEALTH INC.

Aspira Women’s Health Inc. (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.

This Certificate of Amendment amends the provisions of the Corporation’s Fourth Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on January 22, 2010, as amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on June 27, 2014 and further amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on June 11, 2020 (the “Certificate of Incorporation”).

2.

The board of directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending the first paragraph of Article IV of the Certificate of Incorporation, as amended, to read as follows:

“The corporation is authorized to issue two classes of shares of stock to be designated, respectively, Common Stock, $0.001 par value, and Preferred Stock, $0.001 par value. The total number of shares that the corporation is authorized to issue is 205,000,000 shares. The number of shares of Common Stock authorized is 200,000,000. The number of shares of Preferred Stock authorized is 5,000,000.”

3.

This Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Company and was duly adopted and approved in accordance with the provisions of Section 242 of the General Corporate Law of the State of Delaware at a special meeting of the stockholders of the Company.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 6th day of February 2023.

Aspira Women’s Health Inc.
By:	/s/ Nicole Sandford
Nicole Sandford President and Chief Executive Officer